For Immediate Release

Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ACQUIRES POLOEXPRESS AND FINANCES AIRPORT PLAZA

Dulles, Virginia (January 5, 2004) — The Fairchild Corporation (NYSE: FA), announced today that on January 2, 2004, its German subsidiary closed on the acquisition of PoloExpress. The purchase price was EUR 15.0 million. Mr. Klaus Esser will retain a 7.5% ownership interest in PoloExpress, but Fairchild has the right to call this interest at any time between March 2007 and October 2008 for a purchase price of EUR 12.3 million. Mr. Esser has a right to put to Fairchild his 7.5% interest at any time during April 2008 for EUR 12.0 million. On January 2, 2004, Fairchild provided a EUR 12.0 million bank guaranty as security for the exercise of the put.

On December 26, 2003, a Fairchild subsidiary closed on a $55.0 million nonrecourse, 10-year financing of its Airport Plaza shopping center in Farmingdale, New York. The interest rate is fixed at 6.20% for the term of the loan. The lender was Column Financial, a subsidiary of Credit Suisse First Boston, LLC. The loan proceeds will be used to finance acquisitions.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the design, manufacture and sale of protective clothing, helmets and technical accessories for motorcyclists in Europe and the United States; and in aerospace distribution businesses which stock and distribute a wide variety of parts to aircraft operators and aerospace customers providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation website (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.